UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2013

Global Cash Access Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3525 East Post Road, Suite 120
Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last
report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

In a Current Report on Form 8-K, filed November 7, 2012, Global Cash Access Holdings, Inc. (the “Company”) announced that Mr. Scott Betts, Chief Executive Officer of the Company, had advised the Board of Directors of the Company of his intention to retire as Chief Executive Officer of Global Cash Access, Inc., a wholly owned subsidiary of the Company (“GCA”), effective December 31, 2012 and that Mr. David Lopez, President of GCA, would become Chief Executive Officer upon Mr. Betts’ retirement.

On January 18, 2013, GCA and Mr. Betts entered into a Transition and Retirement Agreement (the “Transition Agreement”).  Pursuant to the Transition Agreement, Mr. Betts (as previously announced) will remain as an employee of GCA in a transitional strategic planning role through March 31, 2013, and in that capacity will continue to receive compensation and benefits under his existing arrangements.  GCA has agreed to pay Mr. Betts a cash bonus due to Mr. Betts under his employment agreement for the year ended December 31, 2012 at a rate equal to 150% of the target bonus percentage set forth in Mr. Betts’ employment agreement.  Any outstanding options to purchase common stock of the Company that are held by Mr. Betts and that are not vested as of December 31, 2012 will become fully vested as of December 31, 2012.  The exercise period for such options will be extended to equal the “expiration date” set forth in the applicable grant document (generally, ten years from the date of grant). Upon his retirement as an employee, and in each case subject to the Board’s determination as to whether Mr. Betts has satisfied his duties related to his transitional strategic planning role, Mr. Betts’ continued employment by GCA through March 31, 2013, and Mr. Betts’ reaffirmation of a standard release included in the Transition Agreement, (a) Mr. Betts will receive a one-time transition bonus in the amount of $40,504.95 in cash, and (b) Mr. Betts will be re-appointed to the Board of Directors to serve out his existing term (which runs through the 2015 annual meeting of stockholders) as a non-employee director.  As a non-employee director, Mr. Betts will be eligible to receive compensation on the same basis as the Company’s other non-employee directors; provided, that while Mr. Betts will receive the annual grant of options and other fees to be received by non-employee directors for 2013, he will not receive the initial equity grant typically made to non-employee directors upon their initial appointment to the Board of Directors.

The foregoing summary of the Transition Agreement is qualified in its entirety by reference to the complete text of the Transition Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)                             Exhibits

Exhibit No.	Document
10.1	Transition and Retirement Agreement by and between Global Cash Access Holdings, Inc. and Scott Betts, dated as of January 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: January 24, 2013

By:	/s/ Mary E. Higgins

Mary E. Higgins

Chief Financial Officer